Exhibit 4(b)

         AMENDMENT NO. 1 TO THE 1993 NON-QUALIFIED STOCK OPTION PLAN II


     The 1993 Non-Qualified Stock Option Plan II is hereby amended to increase the number of shares authorized by 3,500,000 shares, making the total number of authorized shares 5,000,000, and the expiration date is changed to December 31, 2010, as of this 2nd day of November, 1997.


                                        BUTLER NATIONAL CORPORATION

                                        By:/S/Clark D. Stewart
                                        Clark D. Stewart
                                        President and Chief Executive Officer